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                                                                    Exhibit 99.2

         San Diego, CA-August 22, 2003-Planet Polymer Technologies, Inc. (OTC
BB: POLY.OB) a San Diego advanced materials company, reported revenues for the quarter ending June 30, 2003 of $10,720 and a loss from operations of $97,848 compared to revenues of $43,238 and a loss from operations of $205,654 in 2002. During the second quarter ending June 30, 2003, Planet recognized a gain on sale of assets related to its metal injection molding technology of $278,548 resulting in a net profit for the second quarter of 2003 of $180,700 compared to a net loss of $185,709 for the same period of 2002. Second quarter profit per share was $.03, compared to a loss of $.02 in 2002. Year to date Planet has earned $181,202 compared to a loss of $340,750 during the first six months last year.

         Late in the first quarter, Planet and Agway Inc., entered into two separate Sales and Licensing Agreements that redefine previous agreements relating to the agricultural feed and fruit and vegetable coating technologies developed by Planet. In April of this year, Agway returned all of its 3,000,000 shares in Planet common stock, representing approximately one-third of the issued and outstanding shares of Planet.

         Ryer Enterprises LLP finalized purchase of Planet's metal injection molding assets for $301,000 and the licensing of related technology, requiring royalty payments to Planet for the next eight (8) years on sales by Ryer utilizing the technology. This transaction was primarily responsible for the quarterly profit.

         The focus of the Company's limited activities will be to help Agway or their successor(s) fully commercialize their agrotechnology businesses and to help Ryer successfully penetrate the metal injection molding market. There will be little, if any, marketing or new development work.

      Planet Polymer Technologies, Inc. is an advanced materials company that developed and licenses unique water-soluble polymer and biodegradable materials with broad applications in the fields of agriculture and industrial manufacturing.

                  Except for the historical information contained herein, this news release contains forward-looking statements which involve risks and uncertainties, including the risk that actual results could differ materially from the results that may be indicated by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the development and market acceptance of new products and technologies, and market conditions as well as other risks detailed from time to time in Planet Polymer's SEC reports, including the report on Form 10-KSB for the year ended December 31, 2003.